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                                                       Exhibit 23



                 CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
USAir Group, Inc.:

We consent to the use of our report dated June 14, 1996, on the statements of net assets available for plan benefits as of December 31, 1995 and 1994, and the related statements of changes in net assets available for plan benefits for the years then ended for the Supplemental Retirement Plan for Piedmont Aviation, Inc. (the "Plan") included in the Annual Report on Form 11-K relating to the Plan filed by USAir Group, Inc. for the years ended December 31, 1995 and 1994, and to the incorporation by reference of such report in the Registration Statement, as amended, on Form S-8 pertaining to the Plan (File No. 33-44835).



                                            KPMG Peat Marwick LLP


Washington, D.C.
June 27, 1996





























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